Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 26, 2005, in Post-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-126604) and related Prospectus of Hercules Technology Growth Capital, Inc. for the registration of common stock and warrants to purchase common stock.

/s/    Ernst & Young LLP

San Francisco, California

November 7, 2005